Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Peter Gvazdauskas (investors) 215-977-6322
Joseph McGinn (media) 215-977-3237

SUNOCO LOGISTICS INCREASES DISTRIBUTION 5 PERCENT QUARTER OVER QUARTER

The Partnership announces 31st consecutive quarterly distribution increase

PHILADELPHIA, January 24, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced that Sunoco Partners LLC, its general partner, has declared a cash distribution for the fourth quarter 2012 of $0.5450 per common unit ($2.18 annualized) to be paid on February 14, 2013 to unit holders of record on February 8, 2013. This represents a 5 percent increase over the third quarter 2012 cash distribution of $0.5175 per common unit ($2.07 annualized) and a 30 percent increase over the fourth quarter 2011 cash distribution of $0.4200 per common unit ($1.68 annualized).

“We are pleased to announce a 5 percent quarter over quarter increase in our distribution,” said Michael J. Hennigan, president and chief executive officer. “We are committed to growing stable, ratable cash flow for the Partnership and distributing that cash to our owners.”

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil & refined product pipeline, terminalling, and acquisition & marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition;

changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.